EXHIBIT 99.1

  Magnetek Announces Fiscal 2004 Fourth-Quarter and Year-End Results


    LOS ANGELES--(BUSINESS WIRE)--Aug. 19, 2004--Magnetek, Inc.
(NYSE:MAG):

    -- Annual revenues grew 20% to $242.8 million; Q4 revenues increased 28%.

    -- Q4 bookings reached three-year high $78.1 million, outpacing billings by 12%.

    -- June backlog hit three-year high $77.4 million, up 11% from $70.0 million in March.

    -- Q4 gross profit margin widened to 24.7%; free cash flow exceeded $1 million.

    Magnetek, Inc. (NYSE:MAG) today reported its audited results for the fourth quarter and fiscal year ended June 30, 2004.
    Fourth-quarter revenue reached a three-year high of $69.5 million, an increase of 28% over the fourth quarter of fiscal 2003, and up 7% sequentially from the third quarter of fiscal 2004. Gross profit amounted to $17.1 million (24.7% of sales) in the quarter, compared to $10.6 million (19.5% of sales) in the fourth quarter of fiscal 2003, and up sequentially from $15.6 million (24.0% of sales) in the third quarter of fiscal 2004. Operating income amounted to $1.7 million in the quarter against a loss of $3.4 million in the fourth quarter of fiscal 2003 and a profit of $0.7 million in the third quarter of fiscal 2004.
    As previously announced, due to a non-cash income tax expense of $5.1 million recorded to fully reserve U.S. net deferred tax assets, the Company posted a net loss of $3.9 million, or $0.14 per share, in the fourth quarter. Excluding this non-cash item, net income amounted to $1.2 million, or $0.04 per share, in the fourth quarter of fiscal 2004, versus a loss of $5.0 million, or $0.21 per share, in the fourth quarter a year earlier and net income of $0.2 million, or $0.01 per share, in the third quarter of fiscal 2004. The Company generated over $1 million in free cash during the 2004 fourth quarter.
    Fiscal 2004 revenues totaled $242.8 million, up 20% from $201.8 million in fiscal 2003. Gross profit amounted to $56.0 million (23.1% of sales) for the full fiscal year, versus $37.0 million (18.3% of sales) in fiscal 2003. Due primarily to adverse economic and market conditions, the Company reported operating losses of $4.2 million and $21.3 million and net losses of $11.5 million, or $0.42 per share, and $34.8 million, or $1.47 per share, for fiscal years 2004 and 2003, respectively.
    On the balance sheet, stockholders' equity increased $32.9 million to $112.5 million during fiscal 2004, while debt was reduced by over $10 million to $16.3 million.

    Fourth-Quarter Performance

    Billings, bookings and backlog all attained three-year highs in the fourth quarter. According to chief executive Andrew Galef, the Company's sales increases were driven primarily by growing demand for custom power-control products and systems and, to a lesser extent, industry-standard power supplies sold through distribution, a new marketing channel for Magnetek in fiscal 2004.
    "In 2003, we had practically zero sales through distribution," Mr. Galef acknowledged. "With the introduction of our new, industry-standard product line last year, we are now selling approximately half a million dollars worth of product a month through distribution, and our new channel partners are telling us that they should be able to double that volume this fiscal year."
    Bookings grew at an even faster pace as a result of revived capital projects requiring power-control systems and initial production orders for systems that Magnetek has been developing for several years. In June, the Company announced its receipt of production orders for power distribution grid-monitoring and control systems from NESA A/S, Denmark's largest electric utility. Sufficient to remotely monitor and control 300 medium-power distribution transformers, these systems are deliverable in the current quarter, and discussions are underway concerning the purchase of another 1,500 systems.
    Earlier, Magnetek received its first production order for 24 multimode wind inverters, with additional orders anticipated. These systems transform the unregulated energy produced by wind turbines into highly regulated energy, which is required to power local loads and "feed" the utility grid.
    Subsequently, the Company received an order from FIREMA Trasporti S.p.A for 220 power-conditioning systems to retrofit railcars operated by Trenitalia, Italy's leading passenger train operator. This order is the initial result of a strategic relationship with FIREMA aimed at developing advanced Auxiliary Power Units (APUs) for surface and subway cars.
    "Together, these system orders are worth more than $10 million," Mr. Galef said, "and they are just the first of many in power-control applications -- utility grid management, rail and subway car power, and distributed power generation -- that are now developing into exciting growth markets for us."
    Compared to the custom power supplies business, according to Mr. Galef, system sales and sales through distribution command relatively high margins, but neither has had a chance to contribute much to profitability as yet. Most of Magnetek's steady margin improvement throughout 2004 was attributable to the Company's new "low cost" manufacturing plant in China, which now accounts for $4 million per month in sales volume shifted from Europe. "Moving expenses -- carrying double inventories, plant closing costs, severance and training -- muted China's role in profit improvement last year," Mr. Galef said, "but that should not be the case going forward."

    Fiscal 2005 Outlook

    Continuation of the present recovery in Magnetek's traditional custom power markets, as well as its growing distribution business and power-control systems sales, hold the promise of perpetuating the Company's revenue growth and profit margin improvement in fiscal 2005. However, it will continue to experience some seasonality in its quarterly performance, Mr. Galef cautioned.
    "Due to customary vacation times and factory shutdowns, the first quarter -- July through September -- tends to be the weakest period of our fiscal year. At this point, the current (September) quarter looks very strong compared to the prior-year first quarter, but possibly not quite as strong as last quarter, due to normal seasonality.
    "I would expect the same sequential quarterly pattern of improvement to hold in fiscal 2005 as in fiscal 2004, but possibly modified by economic and secular overtones, especially from the elections and developments in the Middle East," he concluded.

    Conference Call Webcast

    This morning, at 11:00 a.m. Eastern time, Mr. Galef and Magnetek's CFO, David Reiland, will host a conference call to discuss Magnetek's 2004 results. The conference call will be carried live on Magnetek's website: www.magnetek.com. A replay of the conference call will be available through August 27 by phoning 617-801-6888 (passcode:
46467097), and the replay will be carried on the Company's website through October 26, 2004, or for as long as the call and its contents remain timely.
    The webcast is also being distributed over Thompson/CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents, at www.streetevents.com.
    On September 15, Magnetek will present at Roth Capital Partners' New York Investors Conference, being held at the St. Regis Hotel September 13 thru 15, 2004. Information regarding this conference can be obtained via Roth's website at www.rothcp.com.

    Magnetek, Inc. manufactures power-control products and systems used in communications, information technology, industrial automation, consumer products, transportation, alternative energy and other applications requiring highly reliable, precise, energy-efficient power. The Company operates ISO-certified manufacturing and research facilities in North America, Europe and China.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for the first quarter and fiscal year ending June 30, 2005. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market recoveries may manifest themselves, and the actual effect such recoveries will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                            Magnetek, Inc.
             Condensed Consolidated Results of Operations
                 (in thousands except per share data)

                                    Three months      Twelve months
                                        ended              ended
                                      June 30,           June 30,
                                    (Unaudited)
Results of Operations:             2004     2003     2004      2003
-------------------------------- -------- -------- --------- ---------
Net sales                        $69,493  $54,465  $242,834  $201,782
Cost of sales(1)                  52,347   43,838   186,854   164,799
-------------------------------- -------- -------- --------- ---------
Gross profit                      17,146   10,627    55,980    36,983
Research and development           4,040    2,689    13,746    11,145
Selling, general and
 administrative                   11,362   11,351    46,417    40,927
Gain from termination of retiree
 medical plan                          -        -         -   (27,771)
Asset impairment(2)                    -        -         -    34,019
-------------------------------- -------- -------- --------- ---------
Income (loss) from operations      1,744   (3,413)   (4,183)  (21,337)
Interest (income) expense(3)        (400)     511     1,207     1,545
Other expense(4)                     981    1,068       981     4,342
-------------------------------- -------- -------- --------- ---------
Income (loss) before provision
 for income taxes                  1,163   (4,992)   (6,371)  (27,224)
Provision for income taxes         5,100        -     5,100     7,620
-------------------------------- -------- -------- --------- ---------
Net loss                         $(3,937) $(4,992) $(11,471) $(34,844)
-------------------------------- -------- -------- --------- ---------
Per common share:
Net loss per common share -
 basic & diluted                 $ (0.14) $ (0.21) $  (0.42) $  (1.47)
-------------------------------- -------- -------- --------- ---------

Weighted average shares
 outstanding
 Basic & diluted                  28,486   23,679    27,094    23,644

(1) Includes $4.7 million charge for telecom-related inventory in twelve-month period ended June 30, 2003
(2) Includes $33.4 million charge for telecom-related goodwill and $0.6 million for fixed assets
(3) Includes $1.0 million interest income related to a tax refund receivable in the three- and twelve-month periods ended June 30, 2004
(4) Includes a $0.7 million charge for write down of investments and $0.3 million contingent fee related to a tax refund receivable in the three- and twelve-month periods ended June 30, 2004, a $1.0 million charge from the sale of a product line in the three- and twelve-month periods ended June 30, 2003, and a $3.3 million charge for settlement of litigation in the twelve-month period ended June 30, 2003


                                                   June 30,   June 30,
Balance Sheet Data:                                  2004      2003
-------------------------------------------------- --------- ---------
Working Capital (excluding current portion of LTD) $ 65,867  $ 61,228
Total Assets                                        286,361   280,651
Total long-term debt (including current portion)     16,340    26,702
Common stockholders' equity                         112,522    79,671


                                         Three months   Twelve months
                                             ended           ended
                                           June 30,        June 30,
                                         (Unaudited)
Other Data:                             2004    2003    2004    2003
-------------------------------------- ------- ------- ------- -------
Depreciation and amortization          $2,179  $2,198  $9,761  $9,136
Capital expenditures                   $2,476  $4,285  $5,957  $8,957


                            Magnetek, Inc.
                 Condensed Consolidated Balance Sheet
                            (in thousands)

                                          June 30,         June 30,
                                            2004            2003
                                        --------------  --------------
 Cash                                  $        2,318  $        1,680
 Accounts receivable                           55,822          46,745
 Inventory                                     51,432          48,843
 Prepaid and other                              9,027          12,908
                                        --------------  --------------
   Total current assets                       118,599         110,176

 Net PP&E                                      32,118          33,794
 Goodwill                                      63,828          63,067
 Prepaid pension and other assets              71,816          73,614
                                        --------------  --------------
   Total assets                        $      286,361  $      280,651
                                        ==============  ==============

 Accounts payable                      $       41,181  $       35,496
 Accrued liabilities                           11,551          13,452
 Current portion of long-term debt                687             805
                                        --------------  --------------
   Total current liabilities                   53,419          49,753

 Long-term debt, net of current portion        15,653          25,897
 Other long-term obligations                   96,441         118,861
 Deferred income taxes                          8,326           6,469

 Common stock                                     285             237
 Paid in capital in excess of par value       127,692         106,541
 Retained earnings                             69,488          80,959
 Accumulated other comprehensive loss         (84,943)       (108,066)
                                        --------------  --------------
   Total stockholders' equity                 112,522          79,671

   Total liabilities and equity        $      286,361  $      280,651
                                        ==============  ==============



    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com